Prospectus Supplement No. 2 (to Prospectus dated April 14, 2014)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-194303

6,000,000 Ordinary Shares of
Camtek Ltd.

In this prospectus supplement, references to “we,” “our,” and “us” refer to Camtek Ltd.

Our ordinary shares are listed on the Nasdaq Global Market and on the Tel Aviv Stock Exchange in Israel under the symbol “CAMT.” On July 25, 2016, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $2.67 per share and on July 25, 2016, the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 9.70 (approximately $2.52 per share(.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 14, 2014, as amended by the prospectus supplement dated May 14, 2015, relating to the offer for sale by the selling shareholder of up to an aggregate of 5,400,000 shares of common stock of Camtek Ltd. or the common stock.  You should read this Prospectus Supplement No. 2 in conjunction with the prospectus.  This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements or amendments thereto.

We are providing this prospectus supplement to update the table under the caption “Selling Shareholder” in the prospectus dated April 14, 2014. The following updated information is based upon information provided to us by the selling shareholder and is accurate to our knowledge as of the date of this prospectus supplement. The table below reflects the transfer by Priortech Ltd. of 600,000 shares of common stock in a private sale. The percentage of beneficial ownership is based upon 35,348,176 ordinary shares outstanding as of March 17, 2016.

Name of Selling Shareholder	Number of ordinary shares beneficially owned prior to resale	Ordinary shares offered pursuant to this prospectus	Owned upon completion of this offering	Percentage of ordinary shares owned upon completion of this offering
Priortech Ltd.	16,919,739	5,400,000	11,519,739	32.6%

The date of this Prospectus Supplement No. 2 is July 28, 2016